                                                                    Exhibit 10.7


                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into as of April 15, 1997, by and between LONG BEACH FINANCIAL CORPORATION, a Delaware corporation ("LBFC"), and LONG BEACH MORTGAGE COMPANY, a Delaware corporation, currently named Ameriquest Mortgage Corporation ("LBMC") (collectively, the "COMPANY"), and M. JACK MAYESH ("EXECUTIVE").

                                       I.
                                   EMPLOYMENT

         1.1 POSITION AND DUTIES. The Company hereby engages and employs Executive in the following capacities at LBFC and LBMC:

                     LBFC:   Chairman of the Board and Chief Executive Officer

                     LBMC:   Chairman of the Board and Chief Executive Officer

         The Company's Boards of Directors (collectively, the "BOARDS") may provide such additional designations of title to Executive as the Boards, in their discretion, may deem appropriate. Executive shall perform the executive duties and functions related to the above positions, subject to the limitations of authority set forth from time to time in any resolution of the Boards or applicable law.

         1.2 BEST EFFORTS. Executive agrees to devote his full time and attention to the Company, to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement fully, faithfully, diligently, competently and to the best of his ability, and not to engage in any other employment activities. Notwithstanding anything herein to the contrary, Executive shall not be precluded from (a) engaging in charitable activities and community affairs and managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement; or
(b) owning up to 1% of a publicly-held company engaged in the same or similar business as the Company.

                                       II.
                            COMPENSATION AND BENEFITS

         2.1 BASE SALARY. For all services to be rendered by Executive under this Agreement, the Company agrees to pay Executive an annual base salary of $200,000 (subject to adjustment upward as recommended by the Compensation Committee of the Board of LBFC), less deductions required by law, payable in accordance with the normal payroll practices of the Company.

         2.2 ANNUAL PERFORMANCE BONUS. On or before each April 15 following each December 31 during the term of this Agreement, the Company shall pay to Executive a bonus of
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up to 100% of Executive's base salary, as determined by the Boards based on
Executive's performance and the performance of the Company during the prior calendar year. All bonus calculations shall be based upon the Company's audited financial statements through the end of the applicable calendar year.

         2.3 OTHER BENEFITS. The Company shall further provide to Executive the following other benefits:

              (a) An automobile (to be owned or leased by the Company at its option and expense) of Executive's choice with a negotiated purchase price of no more than $60,000, and reimbursement of all reasonable operating costs, insurance and repairs;

              (b) An annual vacation leave of a minimum of three (3) weeks per calendar year at full pay;

              (c) Full participation, on a basis commensurate with his position with the Company, in all plans of life, accident, disability and health insurance that generally are made available to senior executives of the Company; and

              (d) A complete annual physical examination by the doctor of Executive's choice, with the cost of such examination to be borne by the Company.

              (e) Stock options (which shall be incentive stock options to the extent permissible) for 500,000 shares of Company Common Stock concurrent with the pricing of an initial public offering of the Company's Common Stock, such options to vest 20% per year for five (5) years. Executive acknowledges that such option grant is intended to cover the three (3) year term of this Agreement and that the Company has no commitment to issue additional options to Executive during the term of this Agreement or thereafter.

         2.4 EXPENSE REIMBURSEMENT. The Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive in promoting the business of the Company, including expenditures for entertainment, travel, or other expenses, provided that (a) such expenditures are of a nature qualifying them as legitimate business deductions and (b) Executive furnishes to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate such expenditures in accordance with the Company's policies and procedures.

                                      III.
                          TERMINATION AND SEVERANCE PAY

         3.1 AT WILL. Executive and the Company acknowledge and agree that Executive's employment with the Company is expressly "at will" both during and after the term of this Agreement. This means that either party may terminate Executive's employment with or without cause. Any termination of Executive's employment is, however, subject to the terms and provisions of this Agreement as to severance pay and other obligations.


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         3.2  INVOLUNTARY TERMINATION.

              (a) SEVERANCE PAYMENTS. In the event that Executive's employment with the Company is terminated by the Company for Cause (as defined in Section 3.2(c)), Executive shall be entitled to no severance pay or other benefits. In the event that Executive's employment with the Company is terminated by the Company other than for Cause, then in consideration of Executive's compliance with his obligations under Article V and Article VI and Executive's execution of a general release in favor of the Company and its affiliates, Executive shall be entitled to severance payments in the form of (i) monthly payments to Executive in the amount of Executive's monthly base salary as in effect on the date of termination, payable in accordance with customary payroll practices, for twelve
(12) months following such termination; plus (ii) for each full calendar month Executive was employed during the year of termination of employment, 1/12th of the bonus to which Executive would have been entitled had he been employed the entire year, payable at the time specified in Section 2.2 hereof; provided, however, that such severance payments shall be reduced by 50% of any earnings of Executive subsequent to the termination that gives rise to the severance payments. Executive acknowledges and agrees that in the event Executive breaches any provision of Article V or Article VI or the general release, his right to receive severance payments under this Section 3.2(a) shall automatically terminate and Executive shall repay all severance payments received.

              (b) BENEFITS. Following the notification of termination, Executive shall cease to be a Company employee and shall not be entitled to any employee benefits. This shall not preclude Executive from exercising his rights under COBRA to pay for the continuation of benefits previously provided by the Company. In the event that Executive's employment is terminated by the Company other than for Cause, all Company stock options granted pursuant to Section 2.3(e) shall be deemed vested as of the date of termination.

              (c) CAUSE. For purposes of this Agreement, "CAUSE" shall mean (i) an act or acts of personal dishonesty by Executive that were intended to result in substantial personal enrichment of Executive at the expense of the Company;
(ii) Executive's conviction of any felony; or (iii) Executive's gross negligence, gross incompetence, willful insubordination or misconduct, intentional or persistent failure to perform stated duties or abide by the Company's policies, or material breach of any provision of this Agreement, including without limitation any representation or covenant contained in Article V or Article VI of this Agreement.

         3.3  VOLUNTARY TERMINATION.

              (a) SEVERANCE PAY. In the event Executive voluntarily terminates his employment with the Company without Good Reason (as defined in Section 3.3(b)), Executive shall be entitled to no severance pay or other benefits. In the event Executive voluntarily terminates his employment with the Company for Good Reason (as defined in Section 3.3(b)), Executive shall be entitled to the severance pay and stock option vesting set forth in Sections 3.2(a) and (b) if
(i) Executive gives written notice of his resignation within ninety (90) days of the occurrence of such Good Reason and advises, as part of such resignation, that he is resigning because of the Good Reason, and (ii) the Good Reason was other than for Cause.


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         For purposes of this Agreement, a resignation tendered by Executive pursuant to a direct request of the Boards (or either of them) or another officer with higher executive status shall, for purposes of this Agreement, be treated as an involuntary termination, entitling Executive to severance payments in accordance with the provisions of Section 3.2(a) so long as the request was not based on Cause (as defined in Section 3.2(c)).

              (b) GOOD REASON. For purposes of this Agreement, "GOOD REASON" shall include (i) the material reduction or material adverse modification of Executive's authority or duties (i.e., the substantial diminution or adverse modification in Executive's title, status, overall position, responsibilities, reporting relationship or general working environment); (ii) any reduction in Executive's base compensation or bonus potential or any material reduction in employee benefits; or (iii) any requirement to move Executive's principal place of employment from Orange County, California, in each case without Executive's prior written consent.

         3.4 DEATH. In the event of Executive's death, this Agreement shall automatically terminate and shall be of no further force and effect. Termination of Executive's employment as a result of his death shall not result in any obligation by the Company to pay severance pay or other benefits to Executive's estate or heirs, but Executive's estate or heirs shall be entitled to a pro-rata bonus through the date of termination at the time specified in Section 2.2.

         3.5 DISABILITY. In the event of Executive's Disability (as defined below) during the term of this Agreement for any period of at least three (3) consecutive months, the Company shall have the right, which may be exercised in its sole discretion, to terminate this Agreement. In the event the Company does elect to terminate this Agreement, Executive shall not be entitled to any severance pay at any time but shall be entitled to normal disability benefits in accordance with the policies established from time to time by the Company. For purposes of this Agreement, "DISABILITY" shall mean the inability of Executive to perform his employment services hereunder by reason of physical or mental illness or incapacity as determined by a physician chosen by the Company and reasonably satisfactory to Executive or his legal representative.

                                       IV.
                                      TERM

         TERM. The term of this Agreement shall commence on April 15, 1997 and shall continue for a period of three (3) years thereafter, as such period may be extended in writing from time to time. In the event an initial public offering of LBFC's common stock is not successfully completed on or before December 31, 1997, this Agreement shall be null and void and the parties hereto shall have no rights or obligations with respect hereto.

                                       V.
                          NONDISCLOSURE OF INFORMATION
                        AND NON-SOLICITATION OF EMPLOYEES

         5.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Except in the performance of his duties hereunder, Executive shall not disclose to any person or entity or use for his own direct or indirect benefit any Confidential Information (as defined below). For purposes of this Agreement,


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"CONFIDENTIAL INFORMATION" shall include the Company's products, reports, studies, services, processes, suppliers, customers, customers' account executives, financial, sales and distribution information, price lists, identity and list of actual and potential customers, trade secrets, technical information, business plans and strategies to the extent that such information has not been publicly disseminated by the Company or otherwise made available to the public, other than through a breach hereof.

         5.2 RETURN OF INFORMATION AND PROPERTY. Upon termination of Executive's employment, Executive will deliver to the Company all customer lists, proposals, reports, memoranda, computer software and programming, budgets and other financial information, and other materials or records or writings of any type (including any copies thereof and regardless of the medium in which the information exists) made, used or obtained by Executive in connection with his employment by the Company and all Company property.

         5.3 EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Executive shall be subject to the provisions of the Company's Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by this reference.

         5.4 NON-SOLICITATION. Executive agrees that, so long as he is employed by the Company and for a period of one (1) year after termination of his employment for any reason, he shall not (a) directly or indirectly solicit, induce or attempt to solicit or induce any Company employee to discontinue his or her employment with the Company, (b) usurp any opportunity of the Company that Executive became aware of during his tenure at the Company or which is made available to him on the basis of the belief that Executive is still employed by the Company, or (c) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of the Company to restrict or cancel the business of any such account, customer or client with the Company.

                                       VI.
                                 NON-COMPETITION

         So long as Executive is employed by the Company and for a period of one
(1) year after termination of his employment for any reason, Executive shall not, without the prior written consent of the Company, either directly or indirectly, including without limitation through a partnership, joint venture, corporation or other entity or as a consultant, director or employee, engage in the business engaged in by the Company as of the date hereof within those geographical areas in which the Company currently conducts active business operations. The parties hereto agree that both the scope and nature of the covenant and the duration and area for which the covenant not to compete set forth in this Article VI is to be effective are reasonable in light of all facts and circumstances.


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                                      VII.
                                  MISCELLANEOUS

         7.1 SUCCESSORS AND ASSIGNS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns. The obligations and duties of the Executive hereunder are personal and otherwise not assignable. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation, whether or not the Company is the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall bind and inure to the benefit of the surviving or resulting corporation, or the corporation to which such assets shall have been transferred, as the case may be; provided, however, that the Company will require any successor to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         7.2 ARBITRATION. Other than with respect to Articles V and VI hereof, any and all disputes arising out of the interpretation, application or breach of this Agreement shall be subject to arbitration pursuant to the Company's Mutual Agreement to Arbitrate Claims, a copy of which is attached hereto as Exhibit B and incorporated herein by this reference.

         7.3 NO WAIVER. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

         7.4 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws and decisions of the State of California.

         7.5 AMENDMENTS. No amendment or modification of the terms of this Agreement shall be valid unless made by written agreement executed by the parties hereto or their respective successors and legal representative.

         7.6 SEVERABILITY. In the event that any provision of this Agreement, including without limitation any provision of Article VI, shall to any extent be held invalid, unreasonable or unenforceable, in any circumstances, the parties hereto agree that the remainder of this Agreement and the application of such provision of this Agreement to other circumstances shall be valid and enforceable to the fullest extent permitted by law. If any provision, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall have the power, and is hereby asked by the parties, to reduce the scope, duration and/or area of such provisions (and to substitute appropriate provisions for any such unenforceable provisions) in order to make such provisions enforceable to the fullest extent permitted by law, and/or to delete specific words and phrases, and such modified provisions shall then be enforceable and shall be enforced.


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         7.7  ENTIRE AGREEMENT; NO OTHER CLAIMS. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous negotiations, understandings or agreements of the parties, whether written or oral, with respect to such subject matter. Executive acknowledges that all compensation and benefits of any nature due to Executive from the Company's predecessor, Long Beach Mortgage Company, and its affiliates (collectively "Old Long Beach"), have been paid in full and Executive waives any and all claims relating thereto for the benefit of Old Long Beach and the Company.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

                                       The "Company":

                                       LONG BEACH FINANCIAL CORPORATION,
                                       a Delaware corporation


                                       By:  /s/ EDWARD RESENDEZ
                                            -----------------------------
                                       Its: President


                                       LONG BEACH MORTGAGE COMPANY,
                                       a Delaware corporation, currently named
                                       Ameriquest Mortgage Corporation


                                       By:  /s/ JAMES H. LEONETTI
                                            -----------------------------
                                       Its: Senior Vice President, Chief
                                            Financial Officer


                                       "Executive":


                                       /s/ M. JACK MAYESH
                                       -----------------------------
                                           M. JACK MAYESH

                        LONG BEACH FINANCIAL CORPORATION

                        EMPLOYEE PROPRIETARY INFORMATION
                            AND INVENTIONS AGREEMENT


         I understand that as part of my employment ("Employment"), by Long Beach Financial Corporation (the "Company") I am (or may be) expected to make new contributions and discoveries of value to the Company. I further understand that my Employment by the Company creates in me a duty of trust and confidentiality to the Company with respect to any information (1) related, applicable or useful to the business of the Company, including the Company's anticipated research and development assigned to me by the Company; or (3) resulting from the use of equipment, supplies or facilities owned, leased or contracted for by the Company; or (4) related, applicable or useful to the business of any client of the Company, which may be made known to me by the Company or by any client of the Company, or learned by me during the period of my Employment.

         As part of the consideration for my Employment or continued Employment, as the case may be, by the Company, and the compensation received by me from the Company (including bonuses and benefits) from time to time, I hereby agree as follows:

         1. All Proprietary Information (as defined on Exhibit A hereto) and Inventions (as defined on Exhibit A hereto) shall be the sole propriety of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, trademarks, service marks and copyrights, and other rights (collectively referred to herein as "Rights") pertaining to Proprietary Information and Inventions. I hereby assign to the Company any rights I may have or acquire in Proprietary Information or Inventions or Rights pertaining to the Proprietary Information or Inventions. I further agree as to all Proprietary Information or Inventions to assist the Company or any person designed by it in every proper way (but at the Company's expense) to obtain and from time to time enforce Rights relating to said Proprietary Information or Inventions in any and all countries. I will execute all documents for use in applying for, obtaining and enforcing such Rights on such Proprietary Information or Inventions as thereof to the Company or persons designated by it. My obligation to assist the Company or any person designated by it in obtaining and enforcing Rights relating to Proprietary Information or Inventions shall continue beyond the cessation of my Employment ("Cessation of my Employment"), but the Company shall compensate me at a reasonable rate after the Cessation of my Employment for time actually spent by me upon the Company's request for such assistance. In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or enforce any Right relating to Proprietary Information or to an Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and stead in the execution and filing of any such application and in furthering the application for an enforcement of Rights with the same legal force and effect as if such acts were performed by me. I hereby acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my Employment and


                                    EXHIBIT A
which are protectable by copyright are "works for hire" as that term is defined in the United States Copyright Act (17 USCA, Section 101).

         2. I will promptly disclose to the Company, and the Company hereby agrees to receive such disclosures in confidence, all discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how and data, whether or not patentable or registrable under patent, copyright or similar statutes or reduced to practice, made or conceived or reduced to practice or learned by me, either alone or jointly with others during the period of my Employment, for the purpose of permitting the Company to determine whether they constitute Inventions. In order to facilitate the complete and accurate disclosures described above, I agree to maintain complete written records of all Inventions, and of all work, study and investigation related thereto done by me during my Employment, which records shall be the property of the Company.

         3. At all times, both during my Employment and after the Cessation of my Employment, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, I will keep in strictest confidence and trust all Proprietary Information, and I will not disclose, use, or induce or assist in the use or disclosure of any Proprietary Information or Rights pertaining to Proprietary Information, or anything related thereto, without the prior express written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty of the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during my Employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence, and I will not disclose, use, or induce or assist in the use or disclosure of any such confidential or proprietary information without the prior express written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company consistent with the Company's agreement with such third party.

         4. During the period of my Employment, I will not directly or indirectly engage in any activity which the Company shall determine in good faith to be in competition with the Company. During my Employment and for a period of one (1) year after the Cessation of my Employment, I will not, either directly or indirectly, either alone or in concert with others, solicit or entice any employee of or consultant to the Company to leave the Company to work for anyone in competition with the Company. Also, during my Employment and after the Cessation of my Employment, I will not, alone or in concert with others, in any way use or disclose Proprietary Information in order to solicit, entice or in any way divert any client to do business with any business entity in competition with the Company. During my Employment, I agree not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with the Company.

         5. In the event of the Cessation of my Employment, I will deliver to the Company all devices, records, sketches, reports, proposals, client information, lists, correspondence, equipment, software, documents, photographs, photostats, negatives, undeveloped film, notes, drawings, specifications, tape recordings or other electronic recordings, programs, data and other materials or property of any nature belonging to the Company or pertaining to my work with the Company, and I will not take with me, or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing.

         6. Any provision in this Agreement requiring me to assign my rights in any invention shall not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, the terms of which have been set forth on Exhibit A to this Agreement. I understand that I bear the full burden of proving to the Company that an invention qualifies fully under Section 2870. By signing this Agreement, I acknowledge receipt of a copy of this Agreement and of written notification of the provisions of Section 2870. Notwithstanding the foregoing, I also assign to the Company (or as directed by it) any rights I may have or acquire in any Invention, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

         7. As a matter of record I have listed in Item 1 of Exhibit B attached hereto all inventions or improvements relevant to the subject matter of my Employment which have been made or conceived of or first reduced to practice by me alone or jointly with others prior to my Employment and which I desire to remove from the operation of this Agreement. I represent and warrant that such list is complete. If there is no such list in Item 1 of Exhibit B, I represent that I have made no such inventions or improvements prior to my Employment with the Company.

         8. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Employment with the Company. I have not entered into, and I agree that I will not enter into, any agreement, either written or oral, in conflict herewith.

         9. I represent and warrant to and covenant with the Company that I will not bring to the Company, as of this date, any materials or documents of a former employer (which term, for purposes of this paragraph 9, shall also include persons, firms, corporations and other entities for which I have acted as an independent contractor or consultant) that are not generally available to the public, unless I have obtained express written authorization from any such former employer for their possession and use. The materials or documents of a former employer that are not generally available to the public that I will bring to the Company for use in my Employment are identified in Item 2 of Exhibit B attached hereto, and as to each such item, I represent and warrant that I have obtained prior to the effective date of my Employment express written authorization for their possession and use in my service to the Company. I also understand that, in my service to the Company, I am not to breach any obligation of confidentiality that I have to former employers, and I have fulfilled all such obligations during my Employment.

         10. I acknowledge that irreparable injury will result to the Company from my violation or continued violation of the terms of this Agreement, and I expressly agree that the Company shall be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting such violation or continued violation by me.

         11. The terms and conditions of this Agreement shall apply to any period, if any, during which I perform services for the Company as a consultant or independent contractor, as well as any time during which I am employed directly by the Company. Upon the Cessation of my Employment, I agree to sign and deliver the "Termination Certificate" attached hereto as Exhibit C. My failure to sign such Termination Certificate, however, shall not affect my obligations under the Agreement.

         12. This Agreement shall be governed by and construed under and according to the internal substantive laws, and not the laws of conflicts, of the State of California. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated to the extent permitted by law. All provisions of this Agreement are severable, and the enforceability or invalidity of any single provision hereof shall not affect the remaining provisions. Nothing in this Agreement shall obligate the Company to continue to retain me as an employee. I understand that this means that the Company has and will continue to have the absolute and unconditional right to terminate my Employment for any reason or no reason, with or without cause or prior notice, provided that such termination shall not relieve the Company of any obligations it may have to make payments to me pursuant to that certain letter agreement of even date herewith. No implied waiver by the Company of any provision within this Agreement shall arise in the absence of a waiver in writing signed by the Company and no waiver by the Company with respect to a specific circumstances, event or occasion shall be construed as a continuing waiver as to similar circumstances, events or occasions. This Agreement contains the sole and entire agreement and understanding between the Company and me with respect to the subject matter hereof, and supersedes and replaces any prior agreements to the extent any such agreement is inconsistent herewith. This Agreement can be amended, modified, released or changed in whole or in part only by a written agreement executed by the Company and myself. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company and its successors or assigns.

         13. To the extent that I perform services for subsidiaries or affiliates of the Company, my obligations and undertakings hereunder with respect to the Company shall be deemed to include such subsidiaries and affiliates also.

                                    EXHIBIT A


         "PROPRIETARY INFORMATION" DEFINED:

         For purposes of this Agreement, "Proprietary Information" shall mean information generally unavailable to the public that has been created, discovered, developed, or otherwise become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company, which information has material economic value or potential material economic value to the business in which the Company is or will be engaged. Proprietary Information shall include, but not be limited to trade secrets, processes, formulas, data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, all technical data, proposals, reports, and client information compiled by the Company, and any modifications or enhancements thereto, software, programs, and information (whether or not necessarily in writing) which has actual or potential economic value to the Company.

         "INVENTIONS" DEFINED:

         For purposes of this Agreement, "Inventions" shall mean all discoveries, developments, designs, improvements, inventions, formulas, software, programs, processes, techniques, know-how, negative know-how, and data, whether or not patentable or registrable under patent, copyright or similar statutes, that are related to or useful in the business or future business of the Company or result from use of premises or other property owned, leased or contracted for by the Company. Without limiting the generality of the foregoing, Inventions shall also include anything that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

         CALIFORNIA LABOR CODE SECTION 2870:

         (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

              (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

              (2) Result from any work performed by the employee for the employer.

         (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

                                    EXHIBIT B


         ITEM 1:

         The following is a complete list of all inventions or improvements relevant to the subject matter of my employment with the Company that have been made or conceived of or first reduced to practice by me alone or jointly with others prior to my employment with the Company:









         ITEM 2:

         The following is a complete list of all materials and documents of a former employer that are not generally available to the public that I will bring or have brought to the Company or have used or will use in my employment:

                                    EXHIBIT C

                        LONG BEACH FINANCIAL CORPORATION

                        EMPLOYEE PROPRIETARY INFORMATION
                            AND INVENTIONS AGREEMENT
                            TERMINATION CERTIFICATION


         I hereby certify as follows:

         1. When I signed the attached Employee Proprietary Information and Inventions Agreement (the "Agreement"), I read and understood the terms of the Agreement.

         2. I hereby acknowledge that I have fully complied with the terms of the Agreement, including, without limitation, the disclosure and assignment to Long Beach Financial Corporation, its subsidiaries and affiliates (the "Company") of any Inventions covered by that Agreement, and the return of any documents and other materials of any nature pertaining to my employment with the Company.

         3. I hereby acknowledge and agree to comply with my continuing obligations under the Agreement, including, without limitation, my obligation not to use for personal benefit or disclose to others any Proprietary Information of the Company.

         4. I understand and acknowledge that should I fail to comply with my obligations under the Agreement, the Company shall have the right to obtain an injunction against me, including, without limitation, an injunction prohibiting me from disclosing Proprietary Information to a third party.

Dated: ____________


                                            ____________________________________
                                                   Signature of Employee


                                            ____________________________________
                                                         Print Name

                        MUTUAL AGREEMENT TO ARBITRATE CLAIMS



         I recognize that differences may arise between Long Beach Financial Corporation and its subsidiaries and affiliates (collectively, "the Company") and me during or following my employment with the Company, and that those differences may or may not be related to my employment. I understand and agree that by entering into this Agreement to Arbitrate Claims ("Agreement"), I anticipate gaining the benefits of a speedy, impartial dispute-resolution procedure.

         I understand that any reference in this Agreement to the Company will be a reference also to all subsidiary and affiliated entities; all benefit plans; the benefit plans' sponsors, fiduciaries, administrators, affiliates; and all successors and assigns of any of them.

         Claims Covered by the Agreement

         The Company and I mutually consent to the resolution by arbitration of all claims ("claims"), whether or not arising out of my employment (or its termination), that the Company may have against me or that I may have against the Company or against its officers, directors, employees or agents in their capacity as such or otherwise. The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one), and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the Claims Not Covered section below.

         Except as otherwise provided in this Agreement, both the Company and I agree that neither of us shall initiate or prosecute any lawsuit or administrative action (other than an administrative charge of discrimination) in any way related to any claim covered by this Agreement.

         Claims Not Covered by the Agreement

         Claims I may have for workers' compensation or unemployment compensation benefits are not covered by this Agreement.

         Also not covered are claims by the Company for injunctive and/or other equitable relief for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, as to which I understand and agree that the Company may seek and obtain relief from a court of competent jurisdiction.


                                    EXHIBIT B

         Required Notice of All Claims and Statute of Limitations

         The Company and I agree that the aggrieved party must give written notice of any claim to the other party within one (1) year of the date the aggrieved party first has knowledge of the event giving rise to the claim; otherwise the claim shall be void and deemed waived even if there is a federal or state statute of limitations which would have given more time to pursue the claim.

         Written notice to the Company, or its officers, directors, employees or agents, shall be sent to its Chief Executive Officer at the Company's then-current address. I will be given written notice at the last address recorded in my personnel file.

         The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. The notice shall be sent to the other party by certified or registered mail, return receipt requested.

         Discovery

         Each party shall have the right to take the deposition of one individual and any expert witness designated by another party. Each party also shall have the right to propound requests for production of documents to any party. The subpoena right specified below shall be applicable to discovery pursuant to this paragraph. Additional discovery may be had only where the Arbitrator selected pursuant to this Agreement so orders, upon a showing of substantial need.

         Designation of Witnesses

         At least 30 days before the arbitration, the parties must exchange lists of witnesses, including any expert, and copies of all exhibits intended to be used at the arbitration.

         Subpoenas

         Each party shall have the right to subpoena witnesses and documents for the arbitration.

         Arbitration Procedures

         The Company and I agree that, except as provided in this Agreement, any arbitration shall be in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association ("AAA") before an Arbitrator who is licensed to practice law in the state of California ("Arbitrator"). The arbitration shall take place in or near the city in which I am or was last employed by the Company, if I am or was employed in the State of California. If I am or was employed outside the State of California, then at the Company's headquarters in Orange, California.

         The Arbitrator shall be selected as follows. The AAA shall give each party a list of 11 arbitrators drawn from its panel of labor-management dispute arbitrators. Each party may strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the lists of all parties, the parties shall strike names alternately until only one remains.

The party who did not initiate the claim shall strike first. If no common name remains on the lists of all parties, the AAA shall furnish an additional list or lists until the Arbitrator is selected.

         The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Federal Rules of Evidence shall apply. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties.

         The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

         Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings.

         Either party, upon request at the close of hearing, shall be given leave to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrator.

         The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations.

         Arbitration Fees and Costs

         The Company and I shall equally share the fees and costs of the Arbitrator. Each party will deposit funds or post other appropriate security for its share of the Arbitrator's fee, in an amount and manner determined by the Arbitrator, 10 days before the first day of hearing. Each party shall pay for its own costs and attorneys' fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, or if there is a written agreement providing for fees, the Arbitrator may award reasonable fees to the prevailing party.

         Judicial Review

         Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. A party opposing enforcement of an award may not do so in an enforcement proceeding, but must bring a separate action in any court of competent jurisdiction to set aside the award, where the standard of review will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury.

         Interstate Commerce

         I understand and agree that the Company is engaged in transactions involving interstate commerce and that my employment involves such commerce.

         Requirements for Modification or Revocation

         This Agreement to arbitrate shall survive the termination of my employment. It can only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this Agreement.

         Sole and Entire Agreement

         This is the complete agreement of the parties on the subject of arbitration of disputes, except for any arbitration agreement in connection with any pension or benefit plan. This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

         Construction

         If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement.

         Consideration

         The promises by the Company and by me to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other.

         Employment Agreement

         This Agreement is not, and shall not be construed to create, any contract of employment, express or implied. Nor does this agreement in any way alter the "at-will" status of my employment.

         Voluntary Agreement

         I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND THAT I HAVE ENTERED INTO THE AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

      I FURTHER ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISH TO DO SO.